Exhibit 8.3

[Maisto e Associati Letterhead]

Milan, 22 September, 2015

To:
New Business Netherlands N.V.
Via Abetone Inferiore, 4
I-41053 Maranello (MO)
Italy

Dear Sirs,

We have acted as your Italian tax counsel in connection with your Registration Statement on Form F-1 originally filed with the Securities and Exchange Commission on July 23, 2015 as amended to date (the “Registration Statement”). We have reviewed the sections set forth under the captions “Risks Related to Taxation”, as far as Italian tax law is concerned, and “Material Italian Income Tax Consequences” in the prospectus/circular included in the Registration Statement. We confirm that the description pertaining to Italian tax matters given in these sections are our opinion and fairly reflect Italian tax law as in force as of the date hereof.
We express no opinion as to, and have not made any investigation of, the laws of any jurisdiction other than the tax laws of Italy.
We hereby consent to the filing of this opinion as an exhibit to that Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours sincerely,
(Riccardo Michelutti)

/s/ Riccardo Michelluti